Exhibit 10.1

Execution Version

CREDIT AGREEMENT

by and among

OXUS CAPITAL PTE LTD.,

as Lender

and

PALMETTO GOURMET FOODS, INC.,

PGF REAL ESTATE I, INC.,

PGF REAL ESTATE II, INC.,

as Borrowers,

and the other Borrowers from time to time party hereto

and

BOREALIS FOODS INC.,

BOREALIS IP INC.,

PALMETTO GOURMET FOODS (CANADA) INC.

as Guarantors,

and the other Guarantors from time to time party hereto.

i

	4.11	Taxes	31
	4.12	Margin Stock; Investment Company Act, Etc	31
	4.13	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws; Patriot Act	31
	4.14	Employee and Labor Matters	31
	4.15	ERISA/Benefit Plans	32
	4.16	Capitalization and Subsidiaries	32
	4.17	Brokers	32
	4.18	Properties	32

5.	AFFIRMATIVE COVENANTS		33

	5.1	Financial Statements; Other Information	33
	5.2	Notices of Material Events	33
	5.3	Existence	34
	5.4	Maintenance of Properties	34
	5.5	Taxes	34
	5.6	Insurance	34
	5.7	Field Examinations; Appraisals	34
	5.8	Compliance with Laws; OFAC; Sanctions, Environmental Laws, Etc	35
	5.9	Cash Management; Collection of Proceeds of Collateral	35
	5.10	Further Assurances	36
	5.11	End of Fiscal Years; Fiscal Quarters	36
	5.12	Costs and Expenses	36
	5.13	Flood Laws	37
	5.14	Post-Closing Matters	37
	5.15	Canadian Pension Plans	37

6.	NEGATIVE COVENANTS		37

	6.1	Indebtedness	37
	6.2	Liens	37
	6.3	Restrictions on Fundamental Changes	37
	6.4	Asset Dispositions	37
	6.5	Nature of Business	37
	6.6	Prepayments and Amendments	38
	6.7	Restricted Payments	38
	6.8	Accounting Methods	38
	6.9	Investments	38
	6.10	Transactions with Affiliates	38
	6.11	Use of Proceeds	39
	6.12	Sale Leasebacks	39
	6.13	Canadian Pension Plans	39

7.	FINANCIAL COVENANT		39

	7.1	Capital Expenditures	39

8.	EVENTS OF DEFAULT AND REMEDIES		40

	8.1	Events of Default	40
	8.2	Remedies	42

9.	NOTICES, AMENDMENTS, WAIVERS, INDEMNIFICATION, ETC		42

	9.1	Demand; Protest; Counterclaims, Etc	42
	9.2	Indemnification	42
	9.3	Notices	43
	9.4	Assignments; Successors	43
	9.5	Amendments; Waivers	43

10.	JURY TRIAL WAIVER; OTHER WAIVERS CONSENTS; GOVERNING LAW		43

	10.1	GOVERNING LAW	43
	10.2	FORUM NON CONVENIENS	43
	10.3	WAIVER OF JURY TRIAL	43
	10.4	SUBMISSION TO JURISDICTION	44
	10.5	WAIVER OF CLAIMS	44

11.	GENERAL PROVISIONS		44

	11.1	Effectiveness; Section Headings; Severability	44
	11.2	Counterparts; Electronic Execution	44
	11.3	Patriot Act	45
	11.4	Integration	45
	11.5	Disclosure	45
	11.6	Erroneous Payments	45

EXHIBITS

Exhibit I	Form of Compliance Certificate

SCHEDULES

Schedule 2	Real Property
Schedule 2.5	Fees
Schedule 3.1	Conditions Precedent to the Term Loan
Schedule 4.5	Pending Litigation
Schedule 4.9	Environmental Matters
Schedule 4.14	Collective Bargaining Agreements, Etc.
Schedule 4.15	ERISA Plans
Schedule 4.16	Subsidiaries
Schedule 4.18	Intellectual Property
Schedule 5.1	Financial and Collateral Reporting
Schedule 5.9	Deposit Accounts and Securities Accounts
Schedule 5.14	Post-Closing Matters
Schedule 6.1	Existing Indebtedness
Schedule 6.2	Existing Liens
Schedule 6.9	Existing Investments

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into April 27, 2026, by and among PALMETTO GOURMET FOODS, INC., a South Carolina corporation (“Palmetto US”), PGF REAL ESTATE I, INC., a South Carolina corporation (“PGF I”), and PGF REAL ESTATE II, INC., a South Carolina corporation (“PGF II”, and together with Palmetto US and PGF I, and any other entity that may hereafter become party hereto as a Borrower, individually, a “Borrower” and collectively, the “Borrowers”), BOREALIS FOODS INC., an Ontario corporation (“Holdings”); BOREALIS IP INC., a Canadian federal corporation (“Borealis IP”) and PALMETTO GOURMET FOODS (CANADA) INC., a Canadian federal corporation (“Palmetto Canada” and together with Holdings and Borealis IP and any other entity that may hereafter become a party hereto as a Guarantor, individually, a “Guarantor” and collectively, the “Guarantors”), and OXUS CAPITAL PTE LTD. (“Lender”).

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Acceptable Appraisal” means, with respect to an appraisal of Inventory, Equipment or Mortgaged Real Property, the most recent current appraisal of such property received by Lender (a) from an appraisal company satisfactory to Lender, (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are satisfactory to Lender, and (c) the results of which are satisfactory to Lender, in each case, in Lender’s reasonable discretion.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquisition” means any acquisition, or any series of related acquisitions, consummated on or after the date of this Agreement, by which any Loan Party or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any Person, or business unit, line of business or division thereof, whether through purchase of assets, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation, division or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of Section 6.10: (a) if any Person owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or equivalent governing body of a Person, then both such Persons shall be Affiliates of each other, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agreement” means this Credit Agreement.

“Allocable Amount” has the meaning set forth in Section 2.8(c)(ii).

“Anti-Corruption Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the U.K. Bribery Act 2010, (c) the Corruption of Foreign Public Official Act (Canada), and (d) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any member of the Loan Party Group is located or doing business.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which any member of the Loan Party Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Rate” means twelve percent (12%) per annum.

“Appraised Value” the value of the Real Property as of the Closing Date as determined by an AACI-accredited commercial real estate appraisal firm appraiser acceptable to Lender in its sole discretion and prepared on a fair market value basis (Income Approach and Comparative Market Approach) and taking into account a maximum sales exposure period of 12 months.

“Authorized Person” means any one of the individuals identified as an officer of a Loan Party or any other individual identified by a Borrower in writing as an authorized person and authenticated through Lender’s electronic platform or portal in accordance with its procedures for such authentication.

“Bankruptcy Code” means Title 11 of the United States Code.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the ITA.

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Loan Parties” means collectively, Holdings, Borealis IP, Palmetto Canada, and any other entity that has been formed or is organized under the laws of Canada or any province or territory thereof that becomes a party to this Agreement, and their successors and assigns, and the term “Canadian Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Canadian Multi-Employer Plan” means any plan that is a multi-employer pension plan, as defined under the applicable pension standards legislation.

“Canadian Pension Plan” means any plan, program or arrangement that is a pension plan that is required to be registered under any applicable Canadian federal or provincial pension legislation, whether or not registered under any such laws, which is, or has been, maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Loan Party or Subsidiary operating in Canada in respect of any Person’s employment in Canada with such Loan Party or Subsidiary, other than any Canadian Multi-Employer Plan or plans established by statute, which shall include the Canada Pension Plan maintained by the government of Canada and the Quebec Pension Plan maintained by the government of the Province of Quebec.

“Canadian Security Agreement” means, individually and collectively, as the context may require, the Canadian security agreement governed by the laws of the Province of Ontario, Canada dated as of even date herewith, by and among each Canadian Loan Party and Lender, and any other pledge, security agreement, deed of hypothec, or instrument at any time executed by any Canadian Loan Party or any other Person in connection with this Agreement that is intended to (or purports to) create, perfect or evidence a Lien to secure the Obligations.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person during such period that are capital expenditures as determined in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Management Bank” has the meaning set forth in Section 5.9.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, (c) [reserved], or (d) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that, notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means, for any transaction or series of transactions, the result of which is (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of an entity; (b) a merger, consolidation, reorganization, amalgamation or other business combination, however effected, resulting in any Person, “group” (as defined in the Exchange Act) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of an entity of the surviving Person outstanding immediately after such combination; (c) the failure of any Loan Party to hold 100% of all Equity Interests in any of its Subsidiaries; or (d) the sale, lease or transfer of all or substantially all of the assets of any Loan Party.

“Closing Date” means April 27, 2026.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Person in or upon which a Lien is granted, or is purported to be granted, by such Person to Lender under any of the Loan Documents.

“Collateral Access Agreement” has the meaning set forth in the Security Agreement. “Collection Account” means each deposit account of a Borrower identified on Schedule 5.9 as a collection account and such other deposit accounts as may be established after the Closing Date in accordance with the terms hereof in each case used exclusively to receive payments on accounts and proceeds of other Collateral.

“Commitment” means the commitment of Lender to the Term Loan; provided that immediately and automatically on the Closing Date upon the advance by Lender of the Term Loan, the Commitment shall be terminated.

“Compliance Certificate” means a certificate in the form provided by Lender to a Borrower, as such form, subject to the terms hereof, may from time to time be modified by Lender, which is duly completed (including all schedules thereto), and delivered by or on behalf of Borrowers to Lender.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by a Loan Party, Lender, and the applicable securities intermediary (with respect to a securities account) or bank (with respect to a deposit account).

“Controlled Account” has the meaning set forth in Section 5.9.

“Convertible Note Purchase Agreement” means those certain Convertible Note Purchase Agreements executed in connection with the Convertible Notes.

“Convertible Noteholders” means each convertible noteholder set forth on Schedule 6.1.

“Credit Facility” means the Term Loan provided to or for the benefit of each Borrower pursuant to Section 2.1.

“Default” means any of the events specified in Section 8.1, whether or not any of the requirements for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Default Rate” means, for any Obligation (including, to the extent permitted by law, interest not paid when due), two percent (2%) plus the interest rate otherwise applicable thereto.

“Distribution Center” means that certain Real Property located at 313 Greenwood Highway, Saluda, SC 29138.

“Distribution Center Mortgage” means that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing granted by PGF II in favor of Lender granting Lender a lien on the Distribution Center to secure the Term Loan.

“Dollar Equivalent Amount” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in Canadian Dollars, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with Canadian Dollars last provided (either by publication or otherwise provided to the Lender) by the applicable ThomsonReuters Corporation (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with Canadian Dollars, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Lender in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Lender using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Lender using any method of determination it deems appropriate in its sole discretion.

“Dollars” or “$” means United States dollars.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other written communication from any Governmental Authority, or any third party involving actual or alleged violations of Environmental Laws or Releases of Hazardous Materials

(a) from or onto any assets, properties, or businesses of any Loan Party or any Subsidiary, or any of their predecessors in interest, (b) from or onto adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Material generated by any Loan Party or any Subsidiary, or any of their predecessors in interest.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the management, Release or threatened Release of any Hazardous Material or (iv) health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Loan Parties or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, waiver, variance or other authorization required under or issued pursuant to any Environmental Law.

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock or partnership, joint venture, limited liability company or other equity ownership or profit interests or units, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning set forth in Section 8.1. “Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act (7 U.S.C. § 1 et seq.), and any successor statute or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) due to such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (7 U.S.C. § 1 et seq.), and any successor statute and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Exercise of Creditor Remedies” means, with respect to any Person, any action taken by a creditor or other secured party of that Person to enforce, collect, foreclose upon, realize on, take possession of, sell, lease, license, dispose of, or otherwise exercise rights or remedies with respect to any assets or property of that Person or any collateral securing obligations of that Person, whether by judicial proceeding, self-help, setoff, recoupment, repossession, foreclosure, sale, strict foreclosure, appointment of a receiver or similar official, levy, attachment, garnishment, execution, or otherwise.

“Existing Credit Facility” has the meaning set forth in Section 6.11 to this Agreement. “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Lender from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“First Payment Date” means May 1, 2027.

“Flood Hazard Property” means any Mortgaged Real Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Flood Laws” has the meaning assigned to such term in Section 5.13.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation (or equivalent thereof), certificate of formation, by-laws, limited liability company agreement, operating agreement or other organizational or governing documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each Person who executes this agreement as a Guarantor hereunder and each other Person (other than an individual) that at any time guaranties all or any portion of the Obligations.

“Guarantor Payment” has the meaning set forth in Section 2.8(c)(ii).

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto) or any other Governmental Authority; and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than (i) trade payables (A) incurred in the ordinary course of business, (B) repayable in accordance with customary trade practices and (C) not more than ninety (90) days past due and (ii) royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), and (g) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Insolvency Proceeding” means any proceeding or proposal commenced by or against any Person under any provision of the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding up and Restructuring Act (Canada), each as amended or under any other federal, state, provincial or territorial bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, any other receivership, monitorship, liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, scheme of arrangement, restructuring plan, voluntary arrangement, receivership, insolvency, reorganization, involuntary winding-up or liquidation or similar debtor relief law of the United States, Canada or other applicable jurisdiction from time to time in effect, including, without limitation, any corporate law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time. “Lender” has the meaning set forth in the preamble to this Agreement.

“Lender Expenses” has the meaning set forth in Section 5.12.

“Lender Payment Account” means such account of Lender as Lender may from time to time designate in writing to a Borrower as the Lender Payment Account for purposes of the Loan Documents.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” has the meaning set forth in Section 2.4(e).

“Loan Documents” means this Agreement, the Control Agreements, each Security Agreement, each Subordination Agreement, each Mortgage, any note or notes executed by a Borrower in connection with this Agreement and payable to Lender, any other subordination agreement, any intercreditor agreement and any other instrument or agreement entered into, now or in the future, by any Loan Party in connection with this Agreement, and all amendments, supplements, restatements or other modifications to any of the foregoing.

“Loan Party” means any Borrower or any Guarantor.

“Loan Party Group” means (a) each Loan Party, (b) the parent of each Loan Party, (c) any Affiliate or Subsidiary of any Loan Party, (d) any guarantor of the Obligations, (e) the owner of any collateral securing any part of the Obligations, and (f) any officer, director or agent acting on behalf of any of the parties referred to in items (a) through (e) with respect to the Credit Facility.

“Manufacturing Plant” means that certain Real Property located at 4160 Columbia Highway, Saluda, SC 29138.

“Manufacturing Plant Mortgage” means that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing granted by PGF I in favor of Lender granting Lender a lien on the Manufacturing Plant to secure the Term Loan.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties, taken as a whole, (b) a material impairment of the ability of Loan Parties to perform their obligations under the Loan Documents to which they are a party or of Lender’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of an action taken or not taken that is solely in the control of Lender), or (c) a material impairment of the enforceability or priority of the Liens of Lender with respect to all or a material portion of the Collateral.

“Material Amount” means $500,000.

“Material Indebtedness” means Indebtedness (other than the Term Loan) of a Loan Party or any Subsidiary thereof in an aggregate principal amount exceeding the Material Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Loan Party in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that a Loan Party or Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Maturity Date” means the earliest to occur of (i) April 27, 2031, and (ii) the date that the Lender accelerates the Obligations in accordance with Section 8.2.

“Maximum Term Loan Amount” means $17,000,000.

“Mortgage” means any mortgage, deed of trust, debenture, hypothec, or other agreement which conveys or evidences a Lien in favor of the Lender on Real Property of a Loan Party, including, without limitation, (i) the Distribution Center Mortgage and (ii) the Manufacturing Plant Mortgage, and, in each case, any amendment, restatement, modification or supplement thereto.

“Mortgaged Real Property” means any fee-owned or owned real property of a Loan Party listed on Schedule 2.

“Mortgaged Property Support Documents” means, with respect to any Mortgaged Real Property, the deliveries and documents described on Section 19 of Schedule 3.1.

“Net Recovery Percentage” means, as of any date of determination, the percentage of the book value of the inventory of a Borrower that is estimated to be recoverable in an orderly liquidation of such inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of inventory and to be as specified in the most recent Acceptable Appraisal that is received by Lender.

“Non-U.S. Plan” means any employee benefit plan, arrangement, fund (including a superannuation fund), policy or other similar program (whether oral or written, formal or informal, funded or unfunded, insured or uninsured), maintained or contributed to by any Loan Party or any of its Subsidiaries that is not subject to the laws of the United States.

“Obligations” means all loans (including the Term Loan), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to any Loan Account), obligations (including reimbursement and indemnification obligations with respect to any letters of credit whether or not contingent), fees, expenses (and any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by any Loan Document and whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due, and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, provided, that, notwithstanding anything to the contrary contained herein, the Obligations shall exclude any Excluded Swap Obligation. Without limiting the generality of the foregoing, the Obligations include the obligation to pay (i) the principal of the Term Loan, (ii) interest accrued on the Term Loan, (iii) the amount necessary to reimburse Lender for amounts paid or payable pursuant to any letters of credit, (iv) Lender Expenses, (v) fees payable under any Loan Document, and (vi) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations of the Obligations, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended).

“Permitted Dispositions” means each of the following:

(a) sales, abandonment, or other dispositions of equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of a Loan Party;

(b) sales of inventory to buyers in the ordinary course of business;

(c) the use or transfer of money in the ordinary course of business and in a manner that is not prohibited by the terms of any Loan Document;

(d) the licensing, on a non-exclusive basis, of patents, industrial designs, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(e) the granting of Permitted Liens;

(f) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(g) any involuntary loss, damage or destruction of property;

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(i) the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement;

(j) the making of Permitted Investments;

(k) the lapse, abandonment or other disposition of patents, industrial designs, trademarks, copyrights, and other intellectual property rights that are not material and are no longer used or useful in any material respect in the business of a Loan Party and do not appear on and are not otherwise affixed to or incorporated in any inventory or necessary in connection with the books and records of a Loan Party or do not have any material value; and

(l) subject to the written consent of the Lender, sales or other dispositions of assets of a Loan Party not otherwise described in the provisions set forth in this definition, provided, that, as to any such sale or other disposition, each of the following conditions is satisfied: (i) as of the date of such sale or other disposition, and after giving effect thereto, no Default or Event of Default exists, (ii) each such sale is an arms’ length transaction and the applicable Loan Party receives at least the fair market value of the assets disposed of, (iii) the consideration received by the applicable Loan Party consists of at least 100% cash and is paid at the time of the consummation of the transaction, (iv) the aggregate amount of the consideration received from all assets sold or disposed of permitted under this clause (l) shall not exceed the Material Amount in any fiscal year of a Loan Party, (v) such transaction does not involve the sale or other disposition of any accounts, inventory, intellectual property or Equity Interests, and (vi) the cash proceeds from any such sale or other disposition (net only of reasonable and customary direct costs related thereto and amounts required to be applied to any Permitted Indebtedness secured by such assets as a result of such sale or other disposition) shall be paid to Lender for application to the Obligations or reinvested in replacement assets.

“Permitted Equity Investment Transaction” means a transaction involving the purchase of an equity investment in a Loan Party by an institutional investor on an arm’s length basis; provided that any such equity investment does not result in (i) an incurrence of any Indebtedness by any Loan Party, (ii) a Change of Control or (iii) any Default or Event of Default.

“Permitted Indebtedness” means:

(a) the Obligations;

(b) Indebtedness as of the Closing Date set forth on Schedule 6.1;

(c) Indebtedness (including under any Capital Lease) arising after the Closing Date to the extent secured by Liens on equipment acquired after the Closing Date in connection with the purchase thereof in an aggregate outstanding principal amount not to exceed the $500,000 at any time; provided, that, (i) such Liens do not apply to any property of a Loan Party other than specific items of equipment, (ii) the Indebtedness secured thereby does not exceed the cost of the applicable equipment, as the case may be and (iii) as of the date any such Indebtedness is incurred and after giving effect thereto, no Default or Event of Default shall exist;

(d) Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit and unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;

(e) Indebtedness of a Loan Party in respect of bid, payment and performance bonds, workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, or guarantees of the foregoing types of Indebtedness, in the ordinary course of business and consistent with current practices as of the Closing Date;

(f) the incurrence by any Loan Party of Indebtedness under Hedge Agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s operations and not for speculative purposes;

(g) Unsecured Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or any cash management or related services, in an aggregate amount not to at any time exceed $1,000,000;

(h) [reserved];

(i) Unsecured Subordinated Indebtedness to the Persons set forth on Schedule 6.1(a) and in an amount not to exceed the amounts set forth on Schedule 6.1(a); provided that any such Subordinated Indebtedness is at all times subject to the terms of the applicable Subordination Agreements;

(j) such other Indebtedness incurred for the acquisition by Borrower of specific Equipment or Real Property used or usable in connection with the operation of Borrower’s business, provided that such Indebtedness is subject to intercreditor arrangements, collateral access agreements and such other agreements deemed necessary by and acceptable to Lender, it its sole discretion, contemporaneously with the incurrence of such Indebtedness; and

(k) Unsecured Indebtedness in an amount not to exceed $55,000,000 in accordance with the terms of the Convertible Note Purchase Agreement; provided that such Indebtedness is subject to the terms of Subordination Agreements in form and substance acceptable to Lender.

“Permitted Investments” means each of the following:

(a) [Reserved];

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c) advances made in connection with purchases of goods or services in the ordinary course of business;

(d) Investments received in settlement of amounts due to any Loan Party effected in the ordinary course of business or owing to any Loan Party as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party;

(e) Investments owned by any Loan Party on the Closing Date and set forth on Schedule 6.9;

(f) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims; and (g) deposits of cash made in the ordinary course of business to secure performance of operating leases.

“Permitted Liens” means:

(a) Liens granted to, or for the benefit of, Lender to secure the Obligations;

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet past due, or (ii) do not have priority over the Liens of Lender and the underlying taxes, assessments, or charges or levies are being contested in good faith by appropriate proceedings diligently pursued and available to a Loan Party, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;

(c) judgment Liens in connection with court proceedings that do not constitute an Event of Default; provided, that, (i) such Liens are being contested in good faith by appropriate proceedings diligently pursued and available to a Loan Party, in each case prior to the commencement of foreclosure or other similar proceedings, which proceedings (or orders entered in connection with such proceeding) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor;

(d) Liens set forth on Schedule 6.2;

(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements;

(f) Liens on equipment arising after the Closing Date to secure Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness, whether such Indebtedness is assumed or incurred by a Loan Party;

(g) Liens on cash deposited to secure a Loan Party’s obligations in connection with worker’s compensation or other unemployment insurance, or to secure obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money or Liens on cash deposited to secure its reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business;

(h) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof;

(i) non-exclusive licenses of patents, industrial designs, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(j) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; provided such liens are subject to the terms of a Collateral Access Agreement acceptable to Lender;

(l) [reserved]; and

(m) Liens securing Indebtedness described in clause (j) of the definition of “Permitted Indebtedness” in favor of other institutional Lenders, provided that such Liens are subject to intercreditor arrangements and collateral access agreements acceptable to Lender in its sole discretion.

“Person” means natural persons, corporations, unlimited limited liability companies, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto and related Minister’s Orders, provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction in Canada (including the Civil Code of Quebec) for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Projections” means, for any period, forecasted balance sheets, profit and loss statements, and cash flow statements with respect to a Loan Party for such period, including all Capital Expenditures projected to be incurred during such period, all prepared on a basis consistent with its historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Real Property” means any estates or interests in real property now owned as set forth on Schedule 2 or hereafter acquired and the improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of any substance into the environment.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address a Release of Hazardous Materials in the indoor or outdoor environment (excluding routine monitoring or sampling of permitted Releases), (b) prevent or minimize a Release or threatened Release of Hazardous Material so they do not migrate or endanger or threaten to endanger public health, safety, or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Restricted Payment” means any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of a Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to the stockholders, partners or members (or the equivalent Person thereof) of a Loan Party, or payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of a Loan Party, or any setting apart of funds or property for any of the foregoing, or (b) the payment by a Loan Party of any management, advisory or consulting fee to any Person or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of a Loan Party.

“Sanction” or “Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the Government of Canada, (c) the United Nations Security Council, (d) the European Union, (e) the United Kingdom, or (f) any other Governmental Authority in any jurisdiction in which (i) any member of the Loan Party Group is located or conducts business, (ii) in which any of the proceeds of the Credit Facility will be used, or (iii) from which repayment of the Credit Facility will be derived.

“Sanctioned Target” means any target of Sanctions, including: (a) Persons on any list of targets identified or designated pursuant to any Sanctions, (b) Persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (c) Persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (d) otherwise a target of Sanctions, including vessels, planes and ships, that are designated under any Sanctions program.

“Security Agreement” means individually or collectively, as context may require, the (i) U.S. Security Agreement, (ii) the Canadian Security Agreement, and (iii) each other security agreement, pledge agreement, mortgage, hypothec, instrument or assignment executed by a Loan Party in favor of Lender in connection with the transactions described in this Agreement.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to voidable transfers, fraudulent transfers and conveyances and (e) without limiting the foregoing, with respect to any Canadian Loan Party, that on such date such Canadian Loan Party is a Person who is not an “insolvent person” (as defined in the Bankruptcy and Insolvency Act (Canada)). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Notes” means, collectively, (i) that certain Promissory Note, dated as of February 7, 2024, issued by Holdings in favor of EarlyBirdCapital, Inc., (ii) that certain Promissory Note, dated as of February 7, 2024, issued by Holdings in favor of Nixon Peabody LLP, and (iii) that certain Promissory Note, dated as of February 7, 2024, issued by Holdings in favor of Bennett Jones LLP, in each case, as amended, restated, supplemented or otherwise modified in accordance with the terms of this Agreement.

“Specified Conversion Agreement” means that certain Conversion Agreement, dated as of the Closing Date, by and among Holdings and Oxus Capital PTE Ltd.

“Subordinated Indebtedness” means any Indebtedness of any Loan Party incurred from time to time that is subordinated in right of payment to the Obligations and is subject to a subordination agreement or intercreditor agreement in form and substance satisfactory to Lender, and is otherwise on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Lender.

“Subordination Agreements” means the separate subordination agreements in form and substance acceptable to Lender by and among Borrowers, the Lender and the Persons holding Subordinated Indebtedness with respect to the applicable Subordinated Indebtedness now or hereafter owing by such Borrower to such Persons.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent) of such corporation, partnership, limited liability company, or other entity.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the term loan made by Lender to Borrowers under this Agreement. “UCC” means the Uniform Commercial Code as in effect in the State of New York and any successor statute, as in effect from time to time (except that terms used herein which are not otherwise defined herein and defined in the Uniform Commercial Code as in effect in the State of New York on the Closing Date shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Lender may otherwise determine).

“U.S. Security Agreement” means the Security Agreement governed by the laws of the State of New York, United States of America, dated of even date herewith, by and among each Loan Party and Lender, and any other agreement or instrument at any time executed by a Loan Party or any other Person in connection with this Agreement that is intended to (or purports to) create, perfect or evidence a Lien to secure the Obligations.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that, if a Borrower notifies Lender that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Changes occurring after the Closing Date or in the application thereof on the operation of such provision (or if Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Lender and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of Lender and Borrowers after such change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by Lender, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. A Loan Party shall deliver to Lender at the same time as the delivery of any financial statements given in accordance with the provisions of Section 5.1, (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding monthly, quarterly or annual financial statements and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application. When used herein, the term “financial statements” shall include the notes and schedules thereto. Notwithstanding anything to the contrary contained herein, (i) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (ii) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (A) unqualified, and (B) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3 UCC Terms. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern. Notwithstanding the foregoing, and where the context so requires, (i) any term defined in this Agreement by reference to the “UCC” or the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in the PPSA, in all cases for the extension, preservation or betterment of the security and rights of the Collateral, (ii) all references in this Agreement to “Article 8” shall be deemed to refer also to applicable Canadian securities transfer laws, (iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under the PPSA, (iv) all references to federal or state securities law shall be deemed to refer also to analogous provincial and territorial securities laws in Canada; and (v) all references to the United States Copyright Office or the United States Patent and Trademark Office shall be deemed to refer also to the Canadian Intellectual Property Office.

For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any Security Agreement or Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall include “movable property”, (ii) “real property” or “real estate” shall include “immovable property”, (iii) “tangible property” shall include “corporeal property”, (iv) “intangible property” shall include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim”, “reservation of ownership” and a resolutory clause, (vi) all references to filing, perfection, priority, remedies, registering or recording under the UCC or the PPSA shall include publication under the Civil Code of Québec, (vii) all references to “perfection” of or “perfected” Liens or security interest shall include a reference to an “opposable” or “set up” hypothec as against third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (ix) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall include a “mandatary”, (xi) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall include “legal hypothecs” and “legal hypothecs in favor of persons having taken part in the construction or renovation of an immovable”, (xii) “joint and several” shall include “solidary”, (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (xiv) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (xv) “easement” shall include “servitude”, (xvi) “priority” shall include “rank” or “prior claim”, as applicable (xvii) “survey” shall include “certificate of location and plan”, (xviii) “state” shall include “province”, (xix) “fee simple title” shall include “absolute ownership” and “ownership” (including ownership under a right of superficies), (xx) “accounts” shall include “claims”, (xxi) “legal title” shall be including “holding title on behalf of an owner as mandatory or prete-nom”, (xxii) “ground lease” shall include “emphyteusis” or a “lease with a right of superficies, as applicable, (xxiii) “leasehold interest” shall include a “valid lease”, (xxiv) “lease” shall include a “leasing contract”, (xxv) “guarantee / guaranty” and “guarantor” shall include “suretyship” and “surety”, respectively and (xxvi) “foreclosure” shall include “the exercise of a hypothecary right”.

1.4 Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall” and vice-versa Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, supplemented, extended, renewed, restated or replaced (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (d) all references in a Loan Document to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (e) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Section headings in any Loan Document are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document. Each schedule and exhibit to this Agreement is incorporated by reference herein and is made a part of this Agreement. Any capitalized term used in any schedule or exhibit to this Agreement shall have the meaning assigned to such term herein, unless otherwise defined in such schedule or exhibit. An Event of Default shall exist or continue until such Event of Default is waived in accordance with Section 9.5 in accordance with the terms hereof. Each Loan Party shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Lender under any Loan Document. Any reference to an obligation of a Borrower or a Loan Party or to Borrowers or Loan Parties, or to any Borrower or any Loan Party, as the case may be, shall mean that each Borrower or each Loan Party, as the case may be, is jointly and severally liable with each other Borrower or Loan Party in respect of such obligation. In connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time. Any reference in any Loan Document to a merger, transfer, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Any reference to expenses of Lender in any Loan Document shall include all Lender Expenses. Reference to a Loan Party’s “knowledge” or similar concept means actual knowledge of an Authorized Person, or knowledge that an Authorized Person would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5 Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to United States Eastern Time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that, with respect to a computation of fees or interest payable to Lender, such period shall in any event consist of at least one full day.

1.6 Payment in Full. Any reference in any Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment in full in cash of the principal and accrued and unpaid interest with respect to the Term Loan, (b) the payment in full in cash of all fees, charges and expenses that have accrued and are unpaid regardless of whether payment has been demanded or is otherwise due and (c) the delivery to Lender of cash collateral, or at Lender’s option, a letter of credit payable to Lender issued by a bank acceptable to Lender and in form and substance satisfactory to Lender, in either case in respect of contingent Obligations for which a claim or demand for payment has been made at such time or in respect of matters or circumstances known to Lender at the time, and which are reasonably expected to result in any loss, cost, damage or expense (including attorneys’ fees and legal expenses) to Lender for which Lender would be entitled to indemnification by a Loan Party hereunder.

1.7 Rounding. Any financial ratios required to be maintained by a Loan Party pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.8 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents, that it and its counsel reviewed and participated in the preparation and negotiation of the Loan Documents and that any rule of construction to the effect that ambiguities are to be resolved against Lender as the drafting party shall not be applicable in the interpretation of the Loan Documents.

1.9 Exchange Rates and Currency Equivalents. Except for purposes of financial statements delivered by Loan Parties hereunder or for calculating compliance with any covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent Amount as so determined by the Lender.

1.10 Currency Matters and Currency Indemnity. The Borrowers shall, and shall cause the other Loan Parties to, make payment relative to any Obligation in the currency in which such Obligation was effected (the “Agreed Currency”). If any payment is received on account of any Obligation in any currency other than the Agreed Currency (the “Other Currency”) (whether voluntarily or pursuant to an order or judgment or the enforcement thereof or the realization of any Collateral under any Security Agreement or the liquidation of a Loan Party or otherwise), such payment shall constitute a discharge of the liability of the Loan Parties hereunder and under the other Loan Documents in respect of such obligation only to the extent of the amount of the Agreed Currency which the Lender is able to purchase with the amount of the Other Currency received by it on the Business Day next following such receipt in accordance with its normal banking procedures in the relevant jurisdiction and applicable law after deducting any costs of exchange. To the fullest extent permitted by applicable law, if the amount of the Other Currency received is insufficient to satisfy the obligation in the Agreed Currency in full, then the Borrowers shall on demand indemnify the Lender from and against any loss or cost arising out of or in connection with such deficiency; provided that, if the amount of the Agreed Currency so purchased is greater than the amount of the Agreed Currency due in respect of such liability immediately prior to such judgment or order, voluntary prepayment, realization of Collateral, liquidation of a Loan Party or otherwise, then the Lender agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable law). To the fullest extent permitted by applicable law, the foregoing indemnity and agreement by each party shall constitute an obligation separate and independent from all other obligations contained in this Agreement and shall give rise to a separate and independent cause of action.

2.	CREDIT FACILITY

2.1 Term Loan. Subject to, and upon the terms and conditions contained herein, on or about the Closing Date, Lender agrees to make the Term Loan to Borrowers in an amount up to the Maximum Term Loan Amount, upon which the Commitment shall expire. The principal amount of the Term Loan shall be repaid in 48 consecutive monthly installments (or earlier as provided herein) payable on the first day of each calendar month commencing on the First Payment Date, with principal payments calculated on a straight line basis over a 48 month amortization period.

Interest on the outstanding unpaid principal balance of the Term Loan shall be due and payable monthly in arrears, commencing on First Payment Date (except to the extent converted into Equity Interests pursuant to Section 2.2). The Term Loan, together with all accrued and outstanding interest thereon, shall be due and payable on the Maturity Date. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed.1

2.2 Optional Conversion of Accrued Interest. At the Lender’s election in its sole and absolute discretion, the Lender may, on or before the First Payment Date, elect to convert all accrued interest accruing from the Closing Date through the date immediately prior to the First Payment Date (the “Year 1 Interest”) into common Equity Interests of Holdings (the “Interest Conversion Election”), which conversion price of such Equity Interest may (at Lender’s election) be at the average closing market price for publicly traded common Equity Interests of Holdings for the 60 day period immediately preceding the First Payment Date. Holdings shall deliver such agreements, instruments and other documents as Lender may request to evidence and memorialize the Interest Conversion Election. Upon the consummation of the Interest Conversion Election, all Year 1 Interest shall be deemed to have been satisfied in full.

2.3 [Reserved].

2.4 Payments; Prepayments.

(a) Payments by Borrowers. Except as otherwise expressly provided herein, all payments by a Borrower shall be made to the Lender Payment Account or such other place as Lender may designate in writing to a Borrower from time to time and shall be made in immediately available funds, no later than 3:00 p.m. on the date specified herein. Any payment received by Lender later than 3:00 p.m. shall be deemed to have been received (unless Lender, in its discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto, except as required by applicable law. No Loan Party will fund any repayment of the Credit Facility with proceeds, or provide as Collateral any property, that is directly or indirectly derived from any transaction or activity that is prohibited by Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause Lender or any other party to any Loan Document to be in breach of Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

(b) Application of Payments. Subject to the other terms and conditions contained herein, Lender shall apply payments received or collected from a Borrower or for the account of a Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows, so long as no Default or Event of Default exists: first, to the payment in full of any fees, indemnities, or expense reimbursements then due to Lender; second, to the payment in full of interest due in respect of the Term Loan; third, to the payment in full of principal in respect of the Term Loan in such order and manner as Lender elects, whether or not then due; and fourth, to pay or prepay any other Obligations, whether or not then due, in such order and manner as Lender directs. Such payments shall be applied as Lender determines at any time a Default or Event of Default exists, including to be used as cash collateral in respect of such other Obligations as Lender may determine, on such terms as Lender may require.

(c) Optional Prepayments. Each Borrower may, upon at least ten (10) Business Days’ prior written notice to Lender, prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.4(c) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity (and including for this purpose any amount that is due and payable on the Maturity Date as an installment).

(d) Mandatory Prepayments.

(i) [Reserved].

(ii) Within one (1) Business Day of the date of receipt by any Loan Party of the cash proceeds of (A) any voluntary or involuntary sale or other disposition of assets of any Loan Party permitted under clauses (d), (g), (h) or (l) of the definition of the term Permitted Dispositions, (B) any Indebtedness incurred (other than Permitted Indebtedness), (C) issuance of any Equity Interests of any Loan Party, or (D) any insurance or condemnation loss of any Loan Party, Borrowers shall prepay the outstanding principal amount of the Obligations in an amount equal to 100% of such cash proceeds received by such Loan Party in connection with such sales or other disposition cash proceeds, or insurance or condemnation proceeds, proceeds of the incurrence of Indebtedness, issuance of Equity Interests, in each case, net of Indebtedness secured by a Permitted Lien on the asset sold or otherwise disposed of or lost, reasonable and documented out-of-pocket fees and expenses related to such sale or loss, issuance or incurrence and taxes paid or payable in connection therewith; provided that, so long as no Default or Event of Default has occurred and is continuing, (y) no prepayment shall be required under this Section 2.4(d)(ii) with respect to such portion of such cash proceeds described in clause (A) of this Section 2.4(d)(ii) that Borrowers shall have, on or prior to such date given written notice to Lender of their intent to reinvest such proceeds from such event (or a portion thereof specified in such written notice) within 180 days after receipt of such cash proceeds, to acquire (or replace or rebuild) Real Property, equipment or other tangible assets (excluding inventory) constituting Collateral to be used in the business of the Loan Parties; provided further that, to the extent of any such cash proceeds that have not been so applied or committed to be applied by the end of such 180 day period, a prepayment shall be required at such time in an amount equal to such cash proceeds that have not been so applied and (z) no prepayment shall be required under this Section 2.4(d)(ii) with respect to such portion of such cash proceeds described in clause (C) of this Section 2.4(d)(ii) with respect to the proceeds of any Permitted Equity Investment Transaction. All prepayments received by Lender pursuant to this Section 2.4(d)(ii) shall be applied first to installments of principal of the Term Loan in the inverse order of maturity (including for this purpose the amount due and payable on the Maturity Date as an installment) until the Term Loan is paid in full.

(iii) [Reserved.]

(iv) If at any time Lender obtains an Acceptable Appraisal of Borrower’s equipment or Mortgaged Real Property at any time as permitted under this Agreement, and such Acceptable Appraisal shows the aggregate unpaid principal amount of the Term Loan to exceed the sum of (A) eighty-five percent (85%) of the Net Recovery Percentage of Eligible Equipment, plus seventy percent (70%) of the Appraised Value of the Mortgaged Property, then Lender may (i) require Borrowers to immediately prepay the unpaid principal of the Term Loan in the amount of such excess and (ii) decrease Availability with respect to such Collateral.

(e) Maintenance of Loan Account; Statements of Obligations. Lender shall maintain an account on its books in the name of each Borrower (the “Loan Account”) evidencing the Obligations, including the Term Loan, interest, fees and Lender Expenses. Any such records shall be presumptively correct, absent manifest error, provided, that, the failure to make any such entry or the existence of any error in such records, shall not affect any of the Obligations. Lender shall make available to a Borrower monthly statements regarding the Loan Account, including the principal amount of the Term Loan, interest, fees and Lender Expenses. Each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between each Borrower and Lender unless, within 30 days after Lender first makes such a statement available to a Borrower, such Borrower shall deliver to Lender written objection thereto describing any error contained in such statement.

(f) Evidence of Debt. Lender may request that the Term Loan made by it be evidenced by a promissory note. In such event, each Borrower shall execute and deliver to Lender a promissory note payable to the order of Lender (or, if requested by Lender, to Lender and its registered assigns) and in a form approved by Lender. Thereafter, the Term Loan evidenced by such promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(g) [Reserved].

(h) Repayment on Maturity Date. Each Borrower shall make payment in full of the Obligations on the Maturity Date.

(i) Indemnity for Returned Payments. If after any payment, or proceeds of Collateral, are applied to the payment of any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Each Loan Party shall be liable to pay to Lender, and does hereby agree to indemnify and hold Lender harmless for, the amount of any payments or proceeds surrendered or returned. This Section 2.4(i) shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 2.4(i) shall survive the payment in full of the Obligations and the termination of this Agreement.

(j) Crediting Payments. The receipt of any payment item by Lender shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to the Lender Payment Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then a Loan Party shall be deemed not to have made such payment. Notwithstanding anything to the contrary contained herein, any payment item shall be deemed received by Lender only if it is received into the Lender Payment Account on a Business Day on or before 3:00 p.m. If any payment item is received into the Lender Payment Account on a non-Business Day or after 3:00 p.m. on a Business Day (unless Lender, in its discretion, elects to credit it on the date received), it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

2.5 Interest and Fees.

(a) Rates and Payment of Interest.

(i) All Obligations shall bear interest at the Applicable Rate, except (A) Obligations shall bear interest at the Default Rate (whether before or after any judgment) automatically on and after an Event of Default under Sections 8.1(a) and (d) and upon written notice by Lender to a Borrower on and after any other Event of Default, and (B) as otherwise provided in Section 2.6. Interest accruing at the Default Rate may, at the Lender’s election, be retroactive to the first date that any Event of Default occurred.

(ii) Interest accrued on the Term Loan shall be due and payable in cash in immediately available funds, in arrears, on the first day of each calendar month (commencing on May 1, 2027), and in each case, in any event on the Maturity Date (except to the extent of any Year 1 Interest converted pursuant to Section 2.2). Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on earlier of the first day of the calendar month after incurred or demand or the Maturity Date. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

(b) Computation of Interest and Fees. Interest and fees calculated on a per annum basis shall be calculated on the basis of a 365/366 day year and actual days elapsed. Each determination by Lender of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.

(c) Fees; Expenses. Each Borrower shall pay to Lender the fees and Lender Expenses in the amounts and at the time specified in Schedule 2.5.

(d) Provisions Applicable to Canadian Loan Parties. If any provision of this Agreement or the Loan Documents would oblige any Canadian Loan Party to make any payment of interest or other amount (including the Obligations) payable to the Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by the Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: first, by reducing the amount or rate of interest, and, thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada). Any amount or rate of interest referred to in this Section shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the effective date to the relevant maturity date, as applicable, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lender shall be conclusive for the purposes of such determination.

(e) For purposes of the Interest Act (Canada), whenever any interest or fee payable by any Canadian Loan Party (including any of the Obligations) under this Agreement is calculated on the basis of a period of time other than a calendar year, such rate used in such calculation, when expressed as an annual rate, is equivalent to (x) such rate, multiplied by (y) the actual number of days in the calendar year in which the period for which such interest or fee is calculated ends, and divided by (z) the number of days in such period of time.

2.6 Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under any Loan Document, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. If at any time the interest rate set forth in any of the Loan Documents exceeds the maximum interest rate allowable under applicable law, the interest rate will be deemed to be such maximum interest rate allowable under applicable law.

2.7 Reserved.

2.8 Guarantees; Joint and Several Liability of Guarantors.

(a) Joint and Several Liability of Guarantors. Each Guarantor agrees that it is jointly and severally liable for, and absolutely, irrevocably and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations and all agreements of each other Guarantor under the Loan Documents. Each Guarantor agrees that its guaranty of the Obligations as a Guarantor hereunder constitutes a continuing guaranty of payment and performance and not of collection, that such guaranty shall not be discharged until payment in full of all the Obligations, and that such guaranty is absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Guarantor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section 2.8) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any other Guarantor; (e) any election by Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Guarantor as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Lender against any Guarantor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except payment in full of all Obligations.

(b) Waivers.

(i) Each Guarantor expressly waives all rights that it may have now or in the future under applicable law, at common law, in equity or otherwise, to compel Lender to marshal assets or to proceed against any other Guarantor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Guarantor. Each Guarantor waives all defenses available to a surety, guarantor or accommodation co-obligor other than payment in full of all Obligations and waives, to the maximum extent not prohibited by applicable law, any right to revoke any guaranty of Obligations as long as it is a Guarantor. It is agreed among each Guarantor, and Lender that the provisions of this Section 2.8 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Lender would decline to make the Term Loan. Each Guarantor acknowledges that its guaranty pursuant to this Section 2.8 is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii) Lender may, in its discretion, pursue such rights and remedies as it deems appropriate, including realization upon Collateral or any Real Property by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 2.8, and such rights and remedies under this Section 2.8 shall also not be affected by any other valid exercise of rights and remedies by Lender. If, in taking any action in connection with the exercise of any rights or remedies, Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Guarantor or other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, each Guarantor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Guarantor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Lender to seek a deficiency judgment against any Guarantor shall not impair any other Guarantor’s obligation to pay the full amount of the Obligations. Each Guarantor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Guarantor’s rights of subrogation against any other Person. Lender may bid all or a portion of the Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 2.8, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

(c) Extent of Liability; Contribution.

(i) Notwithstanding anything herein to the contrary, each Guarantor’s liability under this Section 2.8 shall not exceed the greater of (1) all amounts for which such Guarantor is primarily liable, as described in clause (iii) below, and (2) such Guarantor’s Allocable Amount.

(ii) If any Guarantor makes a payment under this Section 2.8 of any Obligations (other than amounts for which such Guarantor is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Guarantor, exceeds the amount that such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Guarantor’s Allocable Amount bore to the total Allocable Amounts of all Guarantors, then such Guarantor shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Guarantor for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Guarantor shall be the maximum amount that could then be recovered from such Guarantor under this Section 2.8 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state, or foreign fraudulent transfer or conveyance act, preferences act, transfer at undervalue statute or similar statute or common law.

(iii) Section 2.8(c)(i) shall not limit the liability of any Guarantor to pay or guarantee the Term Loan made directly or indirectly to it (including the Term Loan advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Guarantor), and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Guarantor shall be primarily liable for all purposes hereunder.

(d) Subordination. Each Guarantor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Guarantor or such other Guarantor’s assets, howsoever arising, to the payment in full of all its Obligations.

(e) Joint and Several Liability of Loan Parties. Notwithstanding anything to the contrary contained in this Agreement, the liability of each Loan Party under this Agreement and the Loan Documents shall be joint and several.

3.	CONDITIONS; TERM OF AGREEMENT

3.1 Conditions Precedent to the Term Loan. The obligation of Lender to make the Term Loan is subject to the satisfaction of each of the conditions precedent set forth on Schedule 3.1 hereof.

3.2 [Reserved].

3.3 [Reserved].

3.4 Effect of Maturity. On the Maturity Date, the Commitment shall automatically terminate and all of the Obligations shall become immediately due and payable without notice or demand and each Borrower shall be required to pay in full all of the Obligations. No termination of the Commitment shall relieve or discharge any Loan Party of its duties, obligations, or covenants under any Loan Document and the Liens of Lender in the Collateral shall continue to secure the Obligations and shall remain in effect until payment in full of all Obligations.

3.5 Early Termination by Borrowers. Subject to the requirements set forth in Section 2.4(c), a Borrower has the option, at any time upon ten (10) Business Days’ prior written notice to Lender, to make payment in full of all of the Obligations. The foregoing notwithstanding, a Borrower may rescind such written notice if it states that the proposed payment in full of the Obligations is to be made with the proceeds of third party Indebtedness and if the closing for such incurrence does not happen on or before the date of the proposed termination set forth in such notice (in which case, a new notice shall be required to be sent in connection with any subsequent termination).

4.	REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to Lender for itself and each of Loan Parties’ Subsidiaries, as of the Closing Date, and each other date on which any of the representations and warranties set forth in this Article 4 are reasserted:

4.1 Due Organization and Qualification. Each Loan Party (a) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (b) is qualified to do business in any State, province, territory or other jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, and (c) has all requisite power and authority to own and operate its assets, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

4.2 Due Authorization; No Conflict. The execution, delivery, and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party. The execution, delivery, and performance by each Loan Party of the Loan Documents to which it is a party do not and will not (a) violate any material provision of federal, State, provincial, territorial, municipal or local law or regulation applicable to any Loan Party, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, (b) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (c) require any approval of any holder of Equity Interests of a Loan Party, other than consents or approvals that have been obtained and that are still in force and effect.

4.3 Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) The Liens of Lender are validly created, perfected and first priority Liens, subject as to priority, only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases, except for Liens in respect of (i) motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of any Loan Document, are required to be perfected), and (v) any deposit accounts, futures accounts and securities accounts not subject to a Control Agreement as permitted by any Loan Document, and subject only to the filing of financing statements in the appropriate filing offices.

4.4 Title to Assets; No Encumbrances. Each Loan Party has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of its assets reflected in its most recent financial statements delivered to Lender, in each case except for assets disposed of since the date of such financial statements to the extent permitted by any Loan Document. All of such assets are free and clear of Liens except for Permitted Liens.

4.5 Litigation. Except as set forth on Schedule 4.5, there are no actions, suits, proceedings or investigations pending or, to the knowledge of a Loan Party, threatened in writing against a Loan Party, that (a) relate to any Loan Document or transaction contemplated thereby or (b) either individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect.

4.6 Compliance with Laws. No Loan Party (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No inventory has been produced in violation of the Fair Labor Standards Act of 1938 or similar legislation in applicable jurisdictions.

4.7 No Material Adverse Effect. All historical financial statements relating to each Loan Party that have been delivered by a Loan Party to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the financial condition of such Loan Party as of the date thereof and results of operations for the period then ended. Since December 31, 2024, no event, circumstance, or change has occurred that has or could reasonably be expected to have a Material Adverse Effect.

4.8 Solvency. Each Loan Party is Solvent.

4.9 Environmental Condition.

(a) Except as disclosed in any environmental reports delivered by Loan Parties to Lender prior to the Closing Date and as set forth on Schedule 4.9, each Loan Party represents and warrants that (i) no Remedial Actions have occurred or are occurring at any Real Property; (ii) the Real Property does not have and has never had any landfills or other buried debris or Hazardous Materials, (iii) no Loan Party or any Subsidiary, including, without limitation, any officer, director, employee, agent, affiliate, tenant, partner or joint venturer of the foregoing, and with respect to any Person other than Affiliates of the Loan Parties or any Subsidiary, to the knowledge of any Loan Party, has any actual knowledge or notice of the actual, alleged or threatened presence or Release of Hazardous Materials in, on, around or potentially affecting any part of the Real Property or the soil, groundwater or soil vapor on or under the Real Property, or the migration of any Hazardous Material, from or to any other property adjacent to or in the vicinity of the Real Property.

(b) (i) No Loan Party or any Subsidiary has received notice of any claim with respect to any Environmental Liability or Environmental Action or knows of any basis for any Environmental Liability or Environmental Action that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit (B) has become subject to any Environmental Liability or Environmental Action, (C) has received notice of any claim with respect to any Environmental Liability or Environmental Action or (D) knows of any basis for any Environmental Liability or Environmental Action.

(c) Each Loan Party has undertaken all appropriate inquiries into the previous ownership and uses of the Real Property in accordance with generally accepted good commercial and customary standards and practices, as established under 42 U.S.C. §9601(35)(B) or similar legislation in applicable jurisdictions. If any environmental questionnaire is executed by any Loan Party and delivered to Lender, such Loan Party represents and warrants to the Lender that, to such Loan Party’s knowledge, the information disclosed in any such environmental questionnaire is true, complete and correct when delivered.

4.10 Complete Disclosure; Projections. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about each Loan Party) furnished by or on behalf of any Loan Party in writing to Lender in connection with any Loan Document, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about any Loan Party) hereafter furnished by or on behalf of a Loan Party in writing to Lender will be true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. Projections delivered to Lender represent the good faith estimate of each Loan Party, on the date such Projections are delivered, of the future performance of such Loan Party for the periods covered thereby based upon assumptions believed by such Loan Party to be reasonable at the time of the delivery thereof to Lender (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of a Loan Party, and no assurances can be given that such Projections will be realized).

4.11 Taxes. Except as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party required to be filed by it have been timely filed, and all taxes shown on such tax returns to be due and payable and all other taxes upon a Loan Party and upon its assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party has made adequate provision in accordance with GAAP for all taxes not yet due and payable. To the knowledge of any Loan Party, there is no proposed tax assessment against a Loan Party that is not being contested in good faith by appropriate proceedings diligently pursued and available to a Loan Party, in each case prior to the commencement of foreclosure or other similar proceedings, which proceedings (or orders entered in connection with such proceeding), and adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor.

4.12 Margin Stock; Investment Company Act, Etc. No Loan Party owns any Margin Stock or engages principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, State, provincial or territorial statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.13 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws; Patriot Act. (a) No member of the Loan Party Group is a Sanctioned Target or is owned or controlled by, or is acting on behalf of, a Sanctioned Target, (b) each member of the Loan Party Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws, and (c) to the knowledge of any Loan Party, no member of the Loan Party Group is under investigation by a Governmental Authority for non-compliance with Sanction(s), Anti-Money Laundering Laws or Anti-Corruption Laws. As of the Closing Date, the information included in the certification regarding beneficial ownership as required by 31 C.F.R. §1010.230 or similar legislation in applicable jurisdictions received by Lender from any Loan Party that is a “legal entity customer” as defined in such regulation, is true and correct in all respects.

4.14 Employee and Labor Matters. There is (a) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, and (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party that could reasonably be expected to result in a material liability. Except as described on Schedule 4.14, no Loan Party is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (US), the Employment Standards Act (Ontario), or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters, which remains unpaid or unsatisfied.

4.15 ERISA/Benefit Plans. (a) As of the date hereof, no Loan Party, nor any of its Subsidiaries, or any of n its ERISA Affiliates, maintains or contributes to any Benefit Plan, (b) except as set forth on Schedule 4.15, no Loan Party, nor any of its Subsidiaries maintains or contributes to any Non-U.S. Plan, and (c) no Loan Party sponsors, maintains, administers or contributes to, or has any liability under, or has in the past six (6) years sponsored, maintained, administered or contributed to, or had any liability under, any Canadian Defined Benefit Plans or any Canadian Multi-Employer Plan.

4.16 Capitalization and Subsidiaries. Schedule 4.16 sets forth (a) a correct and complete list of the name and entity type of each Subsidiary of each Loan Party and each such Subsidiary’s relationship to each Loan Party, and (b) a true and complete list of each class of the authorized Equity Interests of each Loan Party, all of which issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on such Schedule.

4.17 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

4.18 Properties.

(a) As of the date of this Agreement, Schedule 2 sets forth the address of each parcel of Real Property that is owned or leased by any Loan Party. Each lease entered into by any Loan Party, whether as lessee, sub-lessee, lessor or sub-lessor, is valid and each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no material default by any party to any such lease or sublease exists which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Each of the Loan Parties and each Subsidiary has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 6.2.

(b) Each Loan Party and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents, industrial designs and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 4.18, and the use thereof by each Loan Party and each Subsidiary does not infringe in any material respect upon the rights of any other Person, and each Loan Party’s and each Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement.

(c) No Mortgaged Real Property is a Flood Hazard Property unless the Lender shall have received the following: (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Lender (i) as to the fact that such Mortgaged Real Property is a Flood Hazard Property, (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (iii) such other flood hazard determination forms, notices and confirmations thereof as requested by the Lender and (b) copies of insurance policies or certificates of insurance of the applicable Loan Party evidencing flood insurance reasonably satisfactory to the Lender and naming the Lender as loss payee. All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

5.	AFFIRMATIVE COVENANTS

Until the payment in full of all Obligations, unless otherwise hereafter agreed in writing by Lender:

5.1 Financial Statements; Other Information. Each Loan Party (a) will deliver to Lender each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) will maintain a system of accounting that enables each Loan Party to produce financial statements in accordance with GAAP, and (c) will (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its sales, and (ii) maintain its billing systems and practices substantially as in effect as of the Closing Date and will only make material modifications thereto with notice to, and with the consent of, Lender.

5.2 Notices of Material Events. A Loan Party will promptly (but in any event within five (5) Business Days) notify Lender in writing of: (a) any event, condition or circumstance that, with the giving of notice, the passage of time, or both, would be an Event of Default or the occurrence of any Event of Default, (b) any matter that has, or could reasonably be expected to have, a Material Adverse Effect, (c) any breach of Section 4.13 or Section 6.11, (d) any dispute, litigation, investigation, proceeding or suspension between a Loan Party and any Governmental Authority or the commencement of, or any material development in, any litigation or proceeding affecting a Loan Party, (e) any material change in accounting policies or financial reporting practices of a Loan Party, (f) any change in the senior executive officers of a Loan Party, (g) the discharge by a Loan Party of its independent accountants or any withdrawal or resignation by such accountants, (h) any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent, (i) the filing of any Lien for unpaid taxes against any Loan Party in excess of the Material Amount, (j) any termination or cancellation of insurance which a Loan Party is required to maintain under the Loan Documents (other than insurance which is replaced as of the date of termination or cancellation), or any loss, damage, or destruction to, or commencement of any action or proceeding for the taking under eminent domain, condemnation or similar proceeding, of Collateral in the amount of the Material Amount or more, whether or not covered by insurance, (k) any dispute or claims by any customers of a Loan Party exceeding the Material Amount individually or in the aggregate during any fiscal year or any inventory returned to or recovered by a Loan Party outside of the ordinary course of business with a fair market value that exceeds the Material Amount individually or in the aggregate, (l) any transaction occurring after the Closing Date consisting of: (i) the incurrence of Material Indebtedness, (ii) the making of any Permitted Investments in excess of the Material Amount, and (iii) mergers or acquisitions permitted under Section 6.3; provided, that, each such notice under these clauses (i), (ii) and (iii) will be received by Lender not less than 10 Business Days prior thereto, together with such other information with respect thereto as Lender may reasonably request., (m) the occurrence of any material Release of a Hazardous Material in any reportable quantity from or onto property owned, leased or operated by any Loan Party or Subsidiary, or from or onto any other property that could reasonably be expected to result in a material Environmental Action against or a material Environmental Liability of any Loan Party or a Subsidiary; and (n) (i) notice that a Lien has been filed against any of the real or personal property of a Loan Party or any Subsidiary in respect of any Environmental Laws or Environmental Liability, (ii) notice any investigation, litigation, or proceeding commenced or threatened against any Loan Party or any Subsidiary by a Governmental Authority or any other Person that alleges the violation of, or seeks to impose remedies under, any Environmental Law or related requirement of law, or seeks to impose Environmental Liability, (iii) notice of a violation, citation or other Environmental Action, that could reasonably be expected to have a Material Adverse Effect, and (iv) the revocation, suspension or material adverse modification of any Environmental Permit, other than any such action that could not reasonably be expected to have a Material Adverse Effect. Each notice pursuant to this Section 5.2 will be accompanied by a statement of an Authorized Person of a Loan Party setting forth details of the occurrence referred to therein and stating what action each Loan Party has taken and proposes to take with respect thereto.

5.3 Existence. Each Loan Party will preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to have a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4 Maintenance of Properties. Each Loan Party will maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.

5.5 Taxes. Each Loan Party will pay in full before delinquency or before the expiration of any extension period all taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises (including taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or subsequently imposed by any Governmental Authority and all related interest, penalties or similar liabilities), except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) such liabilities would not exceed the Material Amount and none of the Collateral would become subject to forfeiture or loss; provided, that, each Loan Party will make timely payment or deposit of all withholding taxes and other payroll taxes to the appropriate Governmental Authority as and when claimed to be due, notwithstanding the foregoing exceptions, and will, upon request, furnish Lender with proof reasonably satisfactory to Lender indicating that such Loan Party has made such payments or deposits.

5.6 Insurance. Each Loan Party will maintain with financially sound and reputable carriers (a) insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Loan Documents. Each Loan Party will from time to time upon Lender’s request furnish to Lender correct and complete copies of any insurance policies and such other information in reasonable detail as to the insurance so maintained as Lender may request. To the extent that any Loan Party maintains account receivable insurance with respect to any accounts, Borrowers will assign such insurance to or for the benefit of Lender in a manner acceptable to Lender.

5.7 Field Examinations; Appraisals. Upon the request of Lender after reasonable prior notice to any Borrower, each Borrower will permit Lender or a firm engaged by Lender for such purpose to conduct field examinations; provided, that, commencing after the Closing Date, Lender shall not conduct, at the expense of a Borrower, more than 2 field examinations in any 12 month period so long as no Default or Event of Default shall have occurred and be continuing. Lender may conduct, at the expense of a Borrower, such other field examinations as Lender may request at any time as may be required by law or regulation or when a Default or Event of Default exists and Lender may conduct additional field examinations at any time at its own expense. Additionally, Lender may conduct appraisals of Inventory in form, scope and methodology acceptable to Lender, provided, that, (i) Lender shall not conduct, at the expense of a Borrower, more than 1 appraisal of the inventory of the Borrowers in during any 12 month period so long as no Default or Event of Default shall have occurred and be continuing (which appraisal may be waived in Lender’s sole discretion). Lender may conduct, at the expense of a Borrower, such other appraisals (including any appraisals of any Mortgaged Real Property) as Lender may request at any time as required by law or regulation or when a Default or Event of Default exists and Lender may conduct additional appraisals at any time at its own expense. Upon the request of Lender, after reasonable prior notice to a Borrower when no Default or Event of Default exists, as part of any field examination or at other reasonable times during normal business hours when no Default or Event of Default exists or such other times as Lender may request otherwise, each Loan Party will permit representatives and other professionals (including investment bankers, consultants, accountants, and lawyers) engaged by Lender for such purpose to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, officers, and accountants, at the expense of a Borrower.

5.8 Compliance with Laws; OFAC; Sanctions, Environmental Laws, Etc.

(a) Each Loan Party will subject to the terms below, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party will, and will cause each other member of the Loan Party Group to, (a) comply with Sanctions and (b) comply with Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects.

(b) Each Loan Party will (i) keep any property whether owned, leased or operated by any Loan Party free of any Liens related to any Environmental Action or Environmental Liability or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Liens; (ii) comply with Environmental Laws and Environmental Permits held by any Loan Party, and provide to the Lender documentation confirming such compliance which Lender reasonably requests in writing; (iii) maintain all Environmental Permits; and (iv) take any Remedial Actions required by applicable Environmental Law to abate any Release of any Hazardous Materials in any reportable quantity that could reasonably be expected to result in a material Environmental Action against or a material Environmental Liability of any Loan Party or otherwise to come into compliance, in all material respects, with applicable Environmental Law.

(c) Each Loan Party shall not use and shall use commercially reasonable efforts to not permit any third party to use, generate, manufacture, produce, or store on, under or about the Real Property, or transfer to or from the Real Property, any Hazardous Material except for de minimis amounts in compliance with all applicable Environmental Laws, provided that if any third party, by act or omission or by intent or accident, allows any foregoing action to occur, the Loan Parties shall promptly remedy such condition, at their sole expense and responsibility or cause the third party to promptly remedy such condition at its sole expense. Furthermore, Borrowers shall not Release any Hazardous Material nor permit any Hazardous Material to be Released at any Real Property, except in compliance with applicable laws.

(d) Future use of any Real Property will not result in the Release of any Hazardous Material in violation of Environmental Law or in quantities or concentrations requiring Remedial Actions, in, on, around or potentially affecting any part of any Real Property or in the soil, groundwater, surface water, drinking water or soil vapor on or under any Real Property, or the migration of any Hazardous Material from or to any other property adjacent to or in the vicinity of any Real Property.

5.9 Cash Management; Collection of Proceeds of Collateral.

(a) Borrower and each Loan Party owning any deposit account will establish and maintain, at its expense, deposit accounts and cash management services of a type and on terms, and with the banks, set forth on Schedule 5.9 and, subject to Section 5.9(b), such other banks as Borrower and such Loan Party may hereafter select (such other banks, together with the banks set forth on Schedule 5.9, collectively, the “Cash Management Banks” and individually, a “Cash Management Bank”). Each Loan Party holding a deposit account subject to a control agreement as identified on Schedule 5.9(b) and any deposit account hereafter held by a Loan Party in the United States (each, a “Controlled Account”), will deliver, or cause to be delivered to Lender, a Control Agreement with respect to each Controlled Account duly authorized, executed and delivered by each Cash Management Bank where a deposit account is maintained, such Loan Party and Lender; provided, that, such Loan Party will not be required to deliver a Control Agreement with a Cash Management Bank as to any Excluded Account (as defined in the U.S. Security Agreement or the Canadian Security Agreement, as applicable). Each Loan Party holding a Controlled Account will direct all account debtors or other obligors in respect of any amounts payable to a Loan Party to make payment of all such amounts to a Collection Account and otherwise take all reasonable actions to cause such payments to be made to a Collection Account. Each Loan Party holding a Controlled Account and its respective employees, agents and Affiliates will, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to, or proceeds of, accounts or other Collateral which come into its possession or under its control and promptly upon receipt thereof, will deposit or cause the same to be deposited in a Collection Account, or remit the same or cause the same to be remitted, in kind, to Lender. In no event will the same be commingled with a Loan Party’s own funds or the funds of any other Person. Each Loan Party holding a Controlled Account shall cause all amounts in each Collection Account to be transferred on a daily basis (or with such other frequency as Lender may otherwise specifically agree) to the Lender Payment Account. Without limiting any other rights or remedies of Lender, Lender may, at its option, instruct the depository bank at which the Collection Account is maintained to transfer all available funds received or deposited into the Collection Account to the Lender Payment Account at any time that an Event of Default exists. At all times that Lender shall have notified any depository bank to transfer funds from the Collection Account to the Lender Payment Account, all payments made to the Collection Account shall be treated as payments to Lender in respect of the Obligations and therefore shall constitute the property of Lender to the extent of the then outstanding Obligations.

(b) So long as no Default or Event of Default exists, upon not less than five Business Days’ prior written notice to Lender, a Loan Party may amend Schedule 5.9 to add or replace a deposit account or Cash Management Bank and will upon such addition or replacement provide to Lender an amended Schedule 5.9; provided, that, (i) such prospective Cash Management Bank shall be satisfactory to Lender in its reasonable discretion, and (ii) at or prior to the time of the opening of such deposit account a Loan Party and such prospective Cash Management Bank will have executed and delivered to Lender a Control Agreement. A Loan Party will close any of its deposit accounts (and establish replacement deposit accounts in accordance with the foregoing sentence) as promptly as practicable and in any event within 45 days after notice from Lender that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to deposit accounts or Lender’s liability under any Control Agreement with such Cash Management Bank is no longer satisfactory to Lender in its reasonable discretion.

5.10 Further Assurances.

(a) Without limiting the foregoing, each Loan Party will take such actions and execute and deliver to Lender such instruments and documents as Lender may from time to time request in its reasonable discretion (including obtaining agreements from third parties) to create, maintain, perfect, establish, preserve and protect Lender’s Liens in the Collateral (and the priority thereof) and rights in the Collateral and to carry out the terms and conditions of the Loan Documents. Notwithstanding anything to the contrary contained herein, Lender shall not accept a Lien on Real Property from any Loan Party unless Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by applicable laws or as otherwise satisfactory to Lender and Lender shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary qualifies as a “legal entity customer” under 31 C.F.R. Section 1010.230 or similar legislation in applicable jurisdictions, unless such Subsidiary has delivered a certification regarding beneficial ownership as required by such regulation in relation to such Subsidiary and Lender has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Lender.

(b) Each Loan Party shall notify Lender upon any Person becoming a Subsidiary and, within thirty (30) days of such Person becoming a Subsidiary, cause it to guaranty the Obligations in a manner reasonably satisfactory to Lender, and to execute and deliver such documents, instruments and agreements and to take such other actions as Lender shall reasonably require to evidence and perfect a Lien in favor of Lender on all assets of such Person and all Equity Interests of such person, including, to the extent required by Lender, delivery of such legal opinions, in form and substance satisfactory to Lender, as it shall reasonably deem appropriate.

5.11 End of Fiscal Years; Fiscal Quarters. Each Loan Party will, for financial reporting purposes, cause its fiscal year to end on December 31 of each year, and fiscal quarters to end on the last day of each of March, June, September and December of each year.

5.12 Costs and Expenses. Each Loan Party will pay to Lender at the time specified in Schedule 2.5 all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender’s rights in the Collateral, the Loan Documents and all other documents related thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect thereof (all of the foregoing being referred to herein collectively, as “Lender Expenses”), including: (a) all costs and expenses of filing or recording (including UCC and PPSA financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable), (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, together with Lender’s customary charges and fees with respect thereto, (c) costs and expenses of preserving and protecting the Collateral, (d) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the Liens of Lender in the Collateral, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of the Loan Documents or defending any claims made or threatened against Lender arising out of the transactions contemplated thereby (including preparations for and consultations concerning any such matters), (e) subject to the limitations set forth in Section 5.7, all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations, plus a per diem charge at Lender’s then standard rate for Lender’s examiners in the field and office, and (f) the reasonable fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

5.13 Flood Laws. Each Loan Party will provide Lender with all such information reasonably requested by Lender to address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”).

5.14 Post-Closing Matters. Not later than the dates set forth on Schedule 5.15 (or such later dates as the Lender shall agree in its reasonable discretion), the Loan Parties shall take the actions set forth on Schedule 5.14.

5.15 Canadian Pension Plans.

(a) For each existing or hereafter adopted Canadian Pension Plan, each applicable Loan Party will, in a timely fashion, comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), unless any failure to so comply or perform could not reasonably be expected to have a Material Adverse Effect.

(b) All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan shall be paid or remitted by each Loan Party in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws, unless any failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.	NEGATIVE COVENANTS

Until the payment in full of all Obligations, unless otherwise hereafter agreed in writing by Lender:

6.1 Indebtedness. No Loan Party will (nor will it permit any of its Subsidiaries to) create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2 Liens. No Loan Party will (nor will it permit any of its Subsidiaries to) create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Restrictions on Fundamental Changes. No Loan Party will (nor will it permit any of its Subsidiaries to) (a) enter into any merger, consolidation, amalgamation, reorganization, recapitalization, division or plan of division, or reclassify its Equity Interests except for any merger or amalgamation between Loan Parties, provided, that, a Borrower must be the surviving entity of any such merger to which it is a party, (b) form any Subsidiary or directly or indirectly, purchase or otherwise acquire all or substantially all of the assets of (or any division or business line of) any other Person, or 50% or more of any class of Equity Interests of any other Person, (c) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), (d) suspend or cease operating a substantial portion of its business, or (e) change its classification/status for U.S. Federal income tax purposes or similar legislation with respect to income tax in applicable jurisdictions. Notwithstanding the foregoing restrictions contained in this Section 6.3, Holdings may enter into the Combination Agreement and consummate the Combination Transaction provided that no Default or Event of Default exists at such time under this Agreement and such Combination Transaction does not result in the occurrence of a Default or Event of Default.

6.4 Asset Dispositions. No Loan Party will (nor will it permit any of its Subsidiaries to) convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its assets (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”), except for Permitted Dispositions and transactions permitted under Section 6.3.

6.5 Nature of Business. No Loan Party will (nor will it permit any of its Subsidiaries to) (a) engage in any business other than the business of such Loan Party on the Closing Date and any business reasonably related or ancillary to such business of such Loan Party on the Closing Date or (b) acquire any properties or assets that are not reasonably related or ancillary thereto.

6.6 Prepayments and Amendments. No Loan Party will (nor will it permit any of its Subsidiaries to):

(a) prepay, redeem, defease, purchase or otherwise acquire any Indebtedness of any Loan Party or make, directly or indirectly, any optional or voluntary payment in respect of any such Indebtedness, except for payments of: (i) the Obligations; (ii) obligations under Hedge Agreements; (iii) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness to the extent such sale or transfer is permitted hereunder; and (iv) Indebtedness owing to another Loan Party;

(b) directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i) any agreement, instrument, document or other writing evidencing or concerning Permitted Indebtedness except (A) the Obligations in accordance with this Agreement, (B) obligations under Hedge Agreements and (C) Indebtedness permitted under clauses (c), (e) and (f) of the definition of Permitted Indebtedness, in each case with respect to clauses (B) and (C), in a manner that is not adverse to the interests of Lender; or

(ii) the Governing Documents of any Loan Party if the effect thereof, either individually or in the aggregate, could reasonably be expected to be adverse to the interests of Lender.

6.7 Restricted Payments. No Loan Party will (nor will it permit any of its Subsidiaries to) declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, without the prior written consent of Lender; provided that a Loan Party may make Restricted Payments to another Loan Party.

6.8 Accounting Methods. No Loan Party will (nor will it permit any of its Subsidiaries to) modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9 Investments. No Loan Party will (nor will it permit any of its Subsidiaries to), directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10 Transactions with Affiliates. No Loan Party will (nor will it permit any of its Subsidiaries to), directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of a Loan Party, except pursuant to the reasonable requirements of the business of such Loan Party and upon fair and reasonable terms no less favorable to such Loan Party than such Loan Party would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, except for: (a) the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party, and any indemnity provided for the benefit of directors (or comparable managers) of a Loan Party and (b) transactions among Loan Parties.

6.11 Use of Proceeds. No Loan Party will (nor will it permit any of its Subsidiaries to) use the proceeds of the Term Loan for any purpose other than (a) to refinance and indefeasibly pay in full and discharge that certain Indebtedness owed pursuant to that certain Credit Agreement, dated as of August 10, 2023 (as amended, restated, amended and restated or otherwise modified prior to the date hereof, the “Existing Credit Facility”), by and among the Borrowers, the other loan parties party thereto and Frontwell Capital Partners Inc. and (b) to make payments to each of the Persons listed in the disbursement direction letter furnished by a Borrower to Lender on or about the Closing Date and to pay the fees, costs and expenses in connection with the Loan Documents and the transactions contemplated thereby, provided, that, no part of the proceeds of the Term Loan will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. Each Loan Party will not, and will cause each other member of the Loan Party Group not to, directly or indirectly, use any of the Credit Facility to fund, finance or facilitate any activities, business or transactions that would be prohibited by (i) Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) Sanctions if conducted by Lender, or any other party hereto.

6.12 Sale Leasebacks. No Loan Party will (nor will it permit any of its Subsidiaries to) directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease, a finance lease or a capital lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Loan Party or any Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Loan Party or Subsidiary of a Loan Party or (b) which any Loan Party or any Subsidiary of a Loan Party intends to use for substantially the same purpose as any other property that has been sold or is to be sold or transferred by such Loan Party or such Subsidiary to another Person which is not another Loan Party or Subsidiary of a Loan Party in connection with such lease.

6.13 Canadian Pension Plans. No Loan Party will (nor will it permit any of its Subsidiaries to) (a) establish, maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Canadian Defined Benefit Plan or Canadian Multi-Employer Plan, without the prior written consent of the Lender, or (b) acquire an interest in any Person (including by way of amalgamation) if such Person sponsors, administers, maintains, contributes to, participates in or has any liability in respect of any Canadian Defined Benefit Plan or Canadian Multi-Employer Plan, or at any time in the six-year period preceding such acquisition has sponsored, administered, maintained, contributed to, participated in or had any liability in respect of a Canadian Defined Benefit Plan or Canadian Multi-Employer Plan, without the prior written consent of the Lender.

7.	FINANCIAL COVENANT

7.1 Capital Expenditures. Borrowers will not make Capital Expenditures during any calendar month in excess of 120% of the amount of Capital Expenditures budgeted for such calendar month in the most recent Rolling Cash Flow Budget. Compliance with the foregoing covenant shall be measured as of the last day of each month of the Borrowers (commencing with the month ending May 31, 2026).

8.	EVENTS OF DEFAULT AND REMEDIES

8.1 Events of Default. The occurrence of any of the following will constitute an “Event of Default” under any Loan Document:

(a) Payments. A Borrower (i) fails to make any payment of principal or interest hereunder when due or (ii) fails to pay fees, Lender Expenses or any of the other Obligations within three (3) Business Days after the due date thereof.

(b) Covenants. (i) a Loan Party fails to perform any of the covenants contained in Sections 3, 5.1, 5.2, 5.3, 5.5, 5.6, 5.7 5.8, 5.9, 5.10, 5.14, 6 and 7, or (ii) a Loan Party fails to perform any of the terms, covenants, conditions or provisions contained in any Loan Document other than those otherwise described in this Article 8 and such failure shall continue for 30 days; provided, that, such 30 day period shall not apply in the case of any failure to observe any such covenant which is not capable of being cured at all or within such 30 day period or which has been the subject of a prior failure within a six month period.

(c) Judgments. One or more judgments, orders, or awards for the payment of money in excess of the Material Amount in any one case or in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied or disputed coverage) is entered or filed against a Loan Party, or with respect to any of its assets, shall remain undischarged or unvacated for a period in excess of 30 days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against a Loan Party or any of the Collateral having a value in excess of the Material Amount in any one case or in the aggregate.

(d) Voluntary Bankruptcy, Involuntary Bankruptcy, Etc. (i) An Insolvency Proceeding (including any voluntary appointment of a receiver, interim receiver, receiver and manager, monitor, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or all or any part of a Loan Party’s properties) is commenced by a Loan Party or (ii) an Insolvency Proceeding (including any involuntary appointment of a receiver, interim receiver, receiver and manager, monitor, trustee, custodian, sequestrator, conservator or similar official for a Loan Party) is commenced against a Loan Party or all or any part of its properties and such petition or application is not dismissed within 60 days after the date of its filing or such Loan Party shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner.

(e) Default Under Other Agreements. Any event or condition occurs that results in any Material Indebtedness (other than the Specified Notes) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than the Specified Notes) or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than the Specified Notes) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

(f) Representations, Etc. Any warranty, representation, certificate, statement, or record made in any Loan Document or delivered in writing to Lender in connection with any Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect) as of the date of issuance or making or deemed making thereof.

(g) Guaranty. If the obligation of any Loan Party under a guaranty, or other Person under any guaranty of any Obligations, is limited or terminated by operation of law or by such Loan Party or other Person (other than in accordance with the terms of any Loan Document) or any Loan Party or such other Person repudiates or revokes or purports to repudiate or revoke such guaranty or any such guaranty.

(h) Loan Documents. (i) The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Lender) be declared to be null and void, or a proceeding shall be commenced by a Loan Party, or by any Governmental Authority having jurisdiction over a Loan Party, seeking to establish the invalidity or unenforceability of any Loan Document, or a Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any Loan Document or (ii) any Loan Document that purports to create a Lien shall, for any reason, fail or cease to create a valid and perfected and (except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases) first priority Lien on the Collateral covered thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under any Loan Document.

(i) Change of Control. A Change of Control shall occur, whether directly or indirectly.

(j) Management. Reza Soltanzadeh shall at any time cease to be employed by Borrowers as president or similar senior management position and a replacement officer with similar or greater experience, expertise, reputation and knowledge, who shall be acceptable to Lender, in its reasonable discretion, shall not be hired by the applicable Borrower or Loan Party within 180 days thereafter.

(k) Subordination Agreement. There shall occur (i) any default by Borrower under any Subordination Agreement or (ii) any failure by any party (other than Borrower) to comply with the terms and provisions of the Subordination Agreement.

(l) Specified Conversion Agreement. There shall occur (i) any default by Holdings under the Specified Conversion Agreement or (ii) the validity or enforceability of the Specified Conversion Agreement shall at any time for any reason be declared to be null and void, or a proceeding shall be commenced by a Loan Party, or by any Governmental Authority having jurisdiction over a Loan Party, seeking to establish the invalidity or unenforceability of the Specified Conversion Agreement, or a Holdings shall deny that Holdings has any liability or obligation purported to be created under the Specified Conversion Agreement.

(m) Exercise of Creditor Remedies. There shall occur any Exercise of Creditor Remedies by any holder of any Material Indebtedness (including, without limitation, the Specified Notes), whether directly or indirectly by any such holder or any agent or designee thereof.

8.2 Remedies.

(a) At any time an Event of Default exists, Lender shall have any and all rights and remedies provided in any Loan Document, the UCC, the PPSA and other applicable law, all of which rights and remedies may be exercised without notice to or consent by a Loan Party, except as such notice or consent is expressly provided for under any applicable Loan Document or required by applicable law. All rights, remedies and powers granted to Lender under any Loan Document, the UCC, the PPSA or other applicable law are cumulative, are not exclusive and are enforceable, in Lender’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by a Loan Party of any Loan Document. Lender may, at any time, an Event of Default exists, proceed directly against one or more Loan Party to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the generality of the foregoing, at any time an Event of Default exists, Lender may accelerate the payment of all or any portion of the Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 8.1(d), all Obligations shall automatically become immediately due and payable).

9.	NOTICES, AMENDMENTS, WAIVERS, INDEMNIFICATION, ETC.

9.1 Demand; Protest; Counterclaims, Etc. Each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which any Loan Party may in any way be liable. No notice to or demand on a Loan Party which Lender may elect to give shall entitle a Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each Loan Party waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to any Loan Document, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

9.2 Indemnification. Each Loan Party shall pay, indemnify, defend, and hold Lender and its Affiliates, officers, directors, employees, attorneys, and agents (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of any Loan Document, or the transactions contemplated thereby, (b) with respect to any actual or prospective investigation, litigation, or proceeding related to any Loan Document, the making of the Term Loan, or the use of the proceeds of the Term Loan (whether or not any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of hazardous materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or otherwise related to compliance with applicable environmental laws (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Loan Party shall have any obligation to any Indemnified Person under this Section 9.2 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which a Loan Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by each Loan Party with respect thereto. THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

9.3 Notices. Unless otherwise provided in this Agreement, all notices or demands relating to any Loan Document shall be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or electronic mail (at such email addresses as a party may designate in accordance herewith). In the case of notices or demands to any Loan Party or Lender, as the case may be, they shall be sent to the address set forth next to its signature hereto. Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Section 9.3 shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that, (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

9.4 Assignments; Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that, no Loan Party may assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Lender shall release any Loan Party from its Obligations. Lender may assign the Loan Documents in whole or in part and its rights and duties thereunder or grant participations in the Obligations and no consent or approval by any Loan Party is required in connection with any such assignment or participation. For avoidance of doubt, the Combination Transaction shall not be considered a Change of Control so long as it is consummated in accordance with the terms of the Combination Agreement.

9.5 Amendments; Waivers. No amendment or modification of any Loan Document shall be effective unless it has been agreed to by Lender in a writing that specifically states that it is intended to amend or modify such Loan Document. No failure by Lender to exercise any right, remedy, or option under any Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender’s rights thereafter to require strict performance by any Loan Party of any provision of any Loan Document. Lender’s rights under the Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.

10.	JURY TRIAL WAIVER; OTHER WAIVERS CONSENTS; GOVERNING LAW.

10.1 GOVERNING LAW. UNLESS EXPRESSLY OTHERWISE PROVIDED THEREIN, THE VALIDITY OF THE LOAN DOCUMENTS, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT THEREOF, THE RIGHTS OF THE PARTIES THERETO WITH RESPECT TO ALL MATTERS ARISING THEREUNDER OR RELATED THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING THEREUNDER OR RELATED THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10.2 FORUM NON CONVENIENS. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THE LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 10.2.

10.3 WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH LOAN PARTY AND LENDER REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.4 SUBMISSION TO JURISDICTION. EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN ANY LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO ANY LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

10.5 WAIVER OF CLAIMS. NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY ANY LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

11.	GENERAL PROVISIONS

11.1 Effectiveness; Section Headings; Severability. This Agreement shall be binding and deemed effective when executed by each Loan Party and Lender whose signature is provided for on the signature pages hereof. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

11.2 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Execution of any such counterpart may be by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, the Electronic Commerce Act, 2000 (Ontario) or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Lender reserves the right, in its discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement. Any party delivering an executed counterpart of this Agreement by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement. The foregoing shall apply to each other Loan Document, and any notice delivered hereunder or thereunder, mutatis mutandis.

11.3 Patriot Act. Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies each Person or corporation who opens an account or enters into a business relationship with it, which information includes the name and address of such Loan Party and other information that will allow Lender to identify such Person in accordance with the Patriot Act and any other applicable law. Lender shall have the right to periodically conduct due diligence on each Loan Party, its senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Lender shall constitute Lender Expenses for which Lender is entitled to reimbursement as provided herein and be for the account of Borrowers.

11.4 Integration. The Loan Documents reflect the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the Closing Date.

11.5 Disclosure. Lender may disclose information concerning the terms and conditions of the Loan Documents in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Loan Party and the Commitment provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of Lender.

11.6 Erroneous Payments. Lender and each Loan Party hereby acknowledge and agree that if: (i) Lender notifies any Loan Party (any such notice being conclusive as to the matters to which it relates, absent manifest error) that any amounts received by a Loan Party from Lender that Lender has determined in its sole discretion were erroneously transmitted to, or otherwise erroneously received by, such Loan Party (each such notice a “Payment Error Notice”); or (ii) a Loan Party receives any payment from Lender that is in excess of the amount due such Loan Party, whether as a result of a miscalculation, transcription error, adjustment error, collateral eligibility change or otherwise (any such amounts or payments described in clauses (i) and (ii), an “Erroneous Payment”) then such Loan Party shall: (a) promptly (and in any event within one (1) Business Day) notify Lender in writing upon becoming aware of receipt of such Erroneous Payment; and (b) hold the amount of any such Erroneous Payment received by it in trust for the benefit of Lender and will, no later than two (2) Business Days after receipt of a Payment Error Notice or after becoming aware of receipt of an Erroneous Payment, return to Lender the amount of any such Erroneous Payment in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment was received by such Loan Party to the date such amount is repaid to Lender at the greater of the Federal Funds Rate and a rate determined by Lender in accordance with banking industry rules on interbank compensation from time to time in effect.

The laws of South Carolina provide that in any real estate foreclosure proceeding a defendant against whom a personal judgment is taken or asked may within thirty days after the sale of the Property (as defined in the Mortgages) apply to the court for an order of appraisal. The statutory appraisal value as approved by the court would be substituted for the high bid and may decrease the amount of any deficiency owing in connection with the transaction. THE UNDERSIGNED HEREBY WAIVES AND RELINQUISHES THE STATUTORY APPRAISAL RIGHTS WHICH MEANS THE HIGH BID AT THE JUDICIAL FORECLOSURE SALE WILL BE APPLIED TO THE DEBT REGARDLESS OF ANY APPRAISED VALUE OF THE PROPERTY. The undersigned acknowledges having received advance written notice of the requirement of this waiver of appraisal rights.

IN WITNESS WHEREOF, the undersigned parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

OXUS CAPITAL PTE LTD.

By	/s/ Pavel Mynzhanov
Name:	Pavel Mynzhanov
Title:	Director

Address:

300/26 Dostyk Avenue, Almaty city,

Republic of Kazakhstan, P.O. 050020

Attention: Pavel MYNZHANOV

Email: pavel@liberumgroup.com

The laws of South Carolina provide that in any real estate foreclosure proceeding a defendant against whom a personal judgment is taken or asked may within thirty days after the sale of the Property (as defined in the Mortgages) apply to the court for an order of appraisal. The statutory appraisal value as approved by the court would be substituted for the high bid and may decrease the amount of any deficiency owing in connection with the transaction. THE UNDERSIGNED HEREBY WAIVES AND RELINQUISHES THE STATUTORY APPRAISAL RIGHTS WHICH MEANS THE HIGH BID AT THE JUDICIAL FORECLOSURE SALE WILL BE APPLIED TO THE DEBT REGARDLESS OF ANY APPRAISED VALUE OF THE PROPERTY. The undersigned acknowledges having received advance written notice of the requirement of this waiver of appraisal rights.

PALMETTO GOURMET FOODS, INC., as Borrower and Guarantor

By	/s/ Reza Soltanzadeh
Name:	Reza Soltanzadeh
Title:	President and Chief Executive Officer

PGF REAL ESTATE I, INC., as Borrower and Guarantor

By	/s/ Reza Soltanzadeh
Name:	Reza Soltanzadeh
Title:	President and Chief Executive Officer

PGF REAL ESTATE II, INC., as Borrower and Guarantor

By	/s/ Reza Soltanzadeh
Name:	Reza Soltanzadeh
Title:	President and Chief Executive Officer

BOREALIS FOODS INC., as Guarantor

By	/s/ Reza Soltanzadeh
Name:	Reza Soltanzadeh
Title:	President and Chief Executive Officer

The laws of South Carolina provide that in any real estate foreclosure proceeding a defendant against whom a personal judgment is taken or asked may within thirty days after the sale of the Property (as defined in the Mortgages) apply to the court for an order of appraisal. The statutory appraisal value as approved by the court would be substituted for the high bid and may decrease the amount of any deficiency owing in connection with the transaction. THE UNDERSIGNED HEREBY WAIVES AND RELINQUISHES THE STATUTORY APPRAISAL RIGHTS WHICH MEANS THE HIGH BID AT THE JUDICIAL FORECLOSURE SALE WILL BE APPLIED TO THE DEBT REGARDLESS OF ANY APPRAISED VALUE OF THE PROPERTY. The undersigned acknowledges having received advance written notice of the requirement of this waiver of appraisal rights.

BOREALIS IP INC., as Guarantor

By	/s/ Reza Soltanzadeh
Name:	Reza Soltanzadeh
Title:	President

PALMETTO GOURMET FOODS (CANADA)
INC., Guarantor

By	/s/ Reza Soltanzadeh
Name:	Reza Soltanzadeh
Title:	President and Chief Executive Officer

Address:

Borealis Foods Inc.

1540 Cornwall Road, Suite 104

Oakville, ON L6.1 7W5

Attention: Reza Soltanzadeh, Pouneh Rahimi

Email: rs@palmettogf.com, prahimi@palmettogf.com